Exhibit 99
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

Immediate Release

Axalta Releases Second Quarter 2021 Results
Continued Strong Demand Recovery and Execution Drive Solid Financial Results Despite Raw Material Inflation and Supply Chain Challenges
Second Quarter 2021 Highlights:
•Q2 2021 net sales increased 72.6% year-over-year to $1,126.8 million with substantial contributions from all end-markets versus last year's COVID-19-impacted results
•Income from operations of $190.4 million versus a loss of $64.5 million in Q2 2020; Adjusted EBIT of $173.4 million compared with a loss of $11.6 million in Q2 2020
•Diluted EPS of $0.54 versus $(0.35) in Q2 2020; Adjusted diluted EPS of $0.48 versus $(0.15) in Q2 2020
▪Net debt to LTM Adjusted EBITDA of 2.6x at June 30, 2021; strong cash flow from operations of $107.5 million
▪On July 7, 2021, announced agreement to acquire U-POL, a manufacturer of repair and refinish products
PHILADELPHIA, PA, July 26, 2021 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the second quarter ended June 30, 2021.
Second Quarter 2021 Consolidated Financial Results
Second quarter net sales of $1,126.8 million increased 72.6% year-over-year, including a 5.3% foreign currency benefit, driven by 56.4% higher volumes and 9.3% higher average price and product mix. Volume growth across all end-markets was driven by ongoing recovery from pandemic-related macroeconomic impacts. Both price and product mix were positive in the period within Performance Coatings and included initial pricing offsets to the variable input inflation witnessed in 2021 that intensified during second quarter. Mobility Coatings segment price and product mix was impacted by negative mix effects, offset by stable overall pricing versus the prior year quarter. Performance Coatings recorded a 67.1% net sales increase, including ongoing strong growth for the Industrial end-market and a continued recovery in Refinish end-market demand conditions. The 88.2% net sales increase for Mobility Coatings included the rebound from COVID-19-related vehicle production shut-downs in the prior year quarter, offset partly by ongoing volume impacts due to semiconductor chip shortages, primarily in Light Vehicle.
Income from operations for Q2 2021 totaled $190.4 million versus a loss of $64.5 million in Q2 2020. Net income to common shareholders was $126.4 million for the quarter compared with a loss of $82.8 million in Q2 2020, and diluted earnings per share was $0.54 compared with $(0.35) in Q2 2020. Results were driven principally by continued net sales volume recovery from COVID-19-driven lows during Q2 2020, combined with substantial progress in achieving price and product mix offsets to the variable cost inflation, which increased substantially during the second quarter. Operating expenses were relatively flat in the period with the loss of temporary cost reductions from Q2 2020 offset by a benefit from ongoing structural savings actions and the absence of COVID-related accounting charges from Q2 2020. The Q2 2021 results also included a benefit of $71.8 million recorded in the period related to the operational matter in our North America Mobility Coatings business, related to changes in estimates and inclusive of anticipated insurance recoveries, and $22.5 million for additional restructuring expense for incremental cost savings initiatives, mainly in Europe, which we expect to provide annual run-rate savings of approximately $15 million.
Robert W. Bryant, Axalta's President and CEO, commented, "Axalta's second quarter represented a strong rebound from the pandemic-impacted second quarter last year and was slightly better than our expectation set for the period communicated in our last earnings release. The company saw notable improvement across all businesses from the prior year period, including continued strong growth in Industrial coatings and solid sequential recovery in Refinish. While Mobility Coatings rebounded well from the prior year, the business has and will continue to see impact from the semiconductor chip shortages, primarily impacting Light Vehicle production globally."

"Our team at Axalta remains focused on disciplined capital allocation. Following the acquisition in China announced in March of Anhui Shengran within our Energy Solutions business, we were very pleased to sign a definitive agreement to acquire U-POL in July," Mr. Bryant noted. "This acquisition, which is expected to close in late Q3 or early Q4 of 2021, represents a clear and compelling strategic fit with our Refinish business. We believe that the U-POL business will generate strong returns and will also accelerate growth for our existing Refinish businesses given the expected commercial synergies in product offerings, distribution channels, and customer opportunities. We are also excited to be bringing onboard a terrific management team that has proven an ability to grow the business substantially during its tenure."
Mr. Bryant continued, "We remain focused on achieving offsets to the substantial variable cost inflation headwinds that accelerated across the business globally. Our strong price and product mix result showcases the ability of our people and our business to react quickly to shifting input cost conditions. Given that the magnitude of such inflation headwinds has continued to increase through the period, we will continue to pursue offsets via price as well as productivity actions in order to maintain Axalta's margins and anticipate this process to continue through the remainder of the year. Axalta's ability to adapt to volatile conditions remains a core strength of our business, witnessed last year with the pandemic volume impacts and this year as we adjust dynamically to rising input costs and tight supply availability."
Mr. Bryant concluded, "We have continued this year to focus relentlessly on innovating and introducing new products. Among many other examples, our progress in the second quarter included the launch of the Daisy Wheel 3.0, an upgrade of the first fully automated color dosing system in the market, launched with a range of our premium refinish brands in EMEA. We also introduced an enhanced version of the Durapon 70 line of 40-year exterior weathering coil products, which are a sustainable, PFOA-free upgrade suitable for roofing and other end uses. These innovations are illustrations of the myriad of sustainable new product activities that surround our organic growth strategy, and we remain very excited about our pipeline looking forward."
Performance Coatings Results
Performance Coatings second quarter net sales were $805.8 million, an increase of 67.1% year-over-year. Constant currency net sales ex-M&A increased 59.5% in the period as both end-markets provided strong contributions to a 45.5% volume increase and a 14.0% price and product mix benefit, which included positive mix benefit within Refinish after the lapping of the negative mix effect seen in the prior year quarter. Foreign exchange in second quarter was a 5.5% tailwind year-over-year led by the stronger Euro and Chinese Renminbi.
Refinish net sales increased 76.8% year-over-year to $463.1 million in Q2 2021 with nearly 50% volume increases, benefiting from continued global traffic recovery. Net sales increased 16.1% in Q2 sequentially versus Q1, including improvement in each month of the quarter. Volume within the Refinish business continued to increase sequentially, but volumes remain below 2019 levels for a pre-pandemic comparable period as congestion levels are still rebounding despite total net sales increasing versus the comparable period in 2019. Average price and product mix increased ~21%, including substantial mix benefits as well as solid increases in average product pricing as required to offset rising variable cost inflation.
Industrial net sales increased 55.6% to $342.7 million, including significant volume growth coupled with mid-single digit increases in average price and product mix largely from improved pricing to offset variable cost inflation. The contribution from the Anhui Shengran acquisition was approximately 4% of total sales growth in the period. Net sales increased substantially in all Industrial end-businesses and in all regions during the second quarter. Despite a strong result, constrained availability of key raw materials during the period had a modest impact on the ability to meet market demand. Compared with net sales levels in 2019, the Industrial end-market increased over 10% for net sales.
The Performance Coatings segment generated Adjusted EBIT of $139.7 million in the second quarter compared with $1.5 million in Q2 2020, with associated margins of 17.3% and 0.3%, respectively, led by continued volume recovery and growth as well as positive price and product mix.
Mobility Coatings Results
Mobility Coatings net sales were $321.0 million in Q2 2021, an increase of 88.2% year-over-year, including a 4.9% positive currency translation benefit. Constant currency net sales increased 83.3% in the period, driven by an 87.4% increase in volume and offset partially by a 4.1% average price and product mix headwind, principally due to mix differences in the year-over-year period.

Light Vehicle net sales increased 93.1% to $243.9 million year-over-year (increased 87.7% excluding foreign currency tailwinds), driven largely by global recovery in automotive production and FX tailwinds in the period. Axalta's Light Vehicle net sales continued to see impact from semiconductor chip shortages in the period, with North America as the most impacted region. Production curtailment associated with this global supply chain issue is currently expected to continue through the second half of the year.
Commercial Vehicle net sales increased 74.0% to $77.1 million versus Q2 2020 (increased 71.0% excluding foreign currency), driven by global production rate recovery versus the pandemic-impacted prior year quarter, including largely stable production rates sequentially as strong global demand continues. Average price and product mix was a moderate headwind in the period driven by mix differences from the prior year quarter. Overall Commercial Vehicle demand remains healthy, with new truck order trends supporting a strong and healthy production backlog globally, excluding China.
The Mobility Coatings segment generated Adjusted EBIT of $5.7 million in Q2 2021 compared with a loss of $39.3 million in Q2 2020, driven by improved volume benefit and modest tailwinds in operating expenses, offset partly by headwinds in average price and product mix largely from mix differences, as well as increasing variable cost headwinds.
Balance Sheet and Cash Flow Highlights
Axalta ended the second quarter with cash and cash equivalents of $1.2 billion and total liquidity of $1.7 billion. Our net debt to trailing twelve month Adjusted EBITDA ratio was 2.6x at quarter end versus 3.2x as of March 31, 2021, benefiting from strong cash flow and Adjusted EBITDA growth to achieve a record level of LTM Adjusted EBITDA. This was the first quarter that Axalta has reported net leverage below 3.0x, moving toward our stated longer-term net leverage target of 2.5x. Axalta ended the second quarter with an Adjusted EBITDA to interest expense coverage ratio of 6.9x.
Second quarter total operating cash flow was $107.5 million versus a use of $1.7 million in Q2 2020, reflecting stronger underlying operating performance. Free cash flow totaled $82.6 million compared with a use of $17.8 million in Q2 2020, including higher capital expenditures in the period totaling $28.5 million versus $19.7 million in the prior year quarter. We repurchased 1.9 million shares of our common stock under our share repurchase program during the second quarter for total consideration of $60.0 million and an average price of $31.73 per share.
Sean Lannon, Axalta's Chief Financial Officer, commented, “We are pleased that second quarter operating and financial performance met our overall expectation set out in April, despite continued significant impacts from the ongoing semiconductor chip shortage on our OEM customers, as well as increased pressure from variable cost inflation and tight supply of certain raw materials. The consolidated result was accomplished through ongoing strong demand and volume recovery across both of our segments and by solid progress in achieving net price improvement against the inflation headwinds that continue across all Axalta businesses."

Mr. Lannon continued, "Regarding our full year guidance, we continue to expect ongoing demand improvement in Refinish for the balance of the year, coupled with continued demand strength in the Industrial end-market. In Mobility Coatings, while underlying end consumer demand for cars and trucks remains strong, demand for light vehicle coatings is expected to be negatively impacted by the customer component shortages for the remainder of the year. Once the component shortages abate, we expect higher than normal customer production rates to replenish back orders and historically low automotive dealer inventories. Axalta has seen an increase in the rate of variable cost inflation in the last several months, and we now expect inflation to increase year-over-year in the mid-teens at the cost of goods sold level for the full year. We will continue to work to offset such headwinds principally via pricing mechanisms, but anticipate this process may not be completed during the current fiscal year, with this nearer-term gap anticipated in our revised guidance. Axalta remains focused on our cost structure, as reflected in the incremental $22.5 million in restructuring charges taken in the quarter."

Mr. Lannon concluded, "We are very excited about the capital deployment and M&A deals that we have undertaken year-to-date, which collectively utilized excess cash flow with strong expected returns for our stakeholders. We anticipate these types of cash uses and deployment to continue with positive implications for shareholder value creation."

2021 Financial Guidance Update
Full Year
•Net Sales: ~+20-22%, including ~3% FX and ~1% M&A benefit
•Adjusted EBIT: $685-725 million
–Q3 ~20% of full year
–Q4 ~30% of full year
•Adjusted Diluted EPS: $1.85-2.00
•Interest Expense: ~$135 million
•Diluted Shares: ~234 million
•Free Cash Flow: $445-485 million; including $165 million capex
•Tax Rate: ~21-22%
•D&A: ~$318 million; including $106 million step-up D&A
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its second quarter 2021 financial results on July 27, 2021 at 8:00 a.m. ET. The dial-in phone number for the conference call is +1-201-689-8560. A live webcast of the conference call will also be available online at www.axalta.com/investorcall. For those unable to participate, a replay will be available through August 3, with a dial-in number of +1-412-317-6671 and pin: 13721717.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook, which includes net sales growth, currency effects, acquisition or divestment impacts, Adjusted EBIT, Adjusted diluted EPS, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization and diluted shares outstanding, the timing and expected benefits of our acquisition of U-Pol, the effects of COVID-19 on Axalta’s business and financial results and the timing and amount of any future share repurchases. Axalta has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “outlook,” “projects,” “forecasts,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. The impact and duration of COVID-19 on our business and operations is uncertain. Factors that will influence the impact on our business and operations include the duration and extent of COVID-19, the extent of imposed or recommended containment and mitigation measures, and the general economic consequences of COVID-19. More information on potential factors that could affect Axalta's financial results is available in "Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within Axalta's most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income and Adjusted EBITDA to interest expense coverage ratio have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.

About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,126.8	$652.7	$2,190.4	$1,636.2
Cost of goods sold	752.8	499.2	1,437.3	1,146.0
Selling, general and administrative expenses	184.2	154.2	363.3	349.6
Other operating (benefits) charges	(45.7)	24.7	57.1	56.3
Research and development expenses	15.8	11.2	31.4	27.8
Amortization of acquired intangibles	29.3	27.9	58.3	55.9
Income (loss) from operations	190.4	(64.5)	243.0	0.6
Interest expense, net	33.4	36.1	66.9	72.6
Other income, net	(8.1)	(2.2)	(8.5)	(1.4)
Income (loss) before income taxes	165.1	(98.4)	184.6	(70.6)
Provision (benefit) for income taxes	38.7	(15.2)	42.5	(39.8)
Net income (loss)	126.4	(83.2)	142.1	(30.8)
Less: Net (loss) income attributable to noncontrolling interests	—	(0.4)	0.5	(0.2)
Net income (loss) attributable to controlling interests	$126.4	$(82.8)	$141.6	$(30.6)
Basic net income (loss) per share	$0.54	$(0.35)	$0.61	$(0.13)
Diluted net income (loss) per share	$0.54	$(0.35)	$0.60	$(0.13)
Basic weighted average shares outstanding	232.5	235.2	233.2	235.1
Diluted weighted average shares outstanding	233.5	235.2	234.1	235.1

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,230.9	$1,360.9
Restricted cash	10.6	3.1
Accounts and notes receivable, net	1,035.7	869.8
Inventories	614.5	559.9
Prepaid expenses and other current assets	156.5	132.2
Total current assets	3,048.2	2,925.9
Property, plant and equipment, net	1,183.3	1,194.5
Goodwill	1,294.3	1,294.9
Identifiable intangibles, net	1,096.6	1,148.8
Other assets	587.0	593.1
Total assets	$7,209.4	$7,157.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$597.5	$564.4
Current portion of borrowings	40.5	54.2
Other accrued liabilities	578.2	562.3
Total current liabilities	1,216.2	1,180.9
Long-term borrowings	3,813.4	3,838.5
Accrued pensions	296.0	309.9
Deferred income taxes	116.6	114.0
Other liabilities	231.9	234.1
Total liabilities	5,674.1	5,677.4
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 251.7 and 250.9 shares issued at June 30, 2021 and December 31, 2020, respectively	251.7	250.9
Capital in excess of par	1,506.9	1,487.1
Retained earnings	704.9	563.3
Treasury shares, at cost, 20.3 and 16.1 shares at June 30, 2021 and December 31, 2020, respectively	(567.2)	(443.5)
Accumulated other comprehensive loss	(408.0)	(424.8)
Total Axalta shareholders’ equity	1,488.3	1,433.0
Noncontrolling interests	47.0	46.8
Total shareholders’ equity	1,535.3	1,479.8
Total liabilities and shareholders’ equity	$7,209.4	$7,157.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Six Months Ended June 30,
	2021	2020
Operating activities:
Net income (loss)	$142.1	$(30.8)
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	155.4	163.2
Amortization of deferred financing costs and original issue discount	4.2	4.1
Debt extinguishment and refinancing related costs	0.2	2.4
Deferred income taxes	5.2	(61.2)
Realized and unrealized foreign exchange losses, net	9.4	2.8
Stock-based compensation	7.8	11.2
Divestiture and impairment charges	—	3.2
Interest income on swaps designated as net investment hedges	(7.1)	(7.3)
Other non-cash, net	9.2	8.3
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(154.2)	136.8
Inventories	(59.1)	32.5
Prepaid expenses and other assets	(53.4)	(60.3)
Accounts payable	60.0	(131.0)
Other accrued liabilities	24.5	(87.9)
Other liabilities	2.9	11.5
Cash provided by (used for) operating activities	147.1	(2.5)
Investing activities:
Acquisitions, net of cash acquired	(37.6)	—
Purchase of property, plant and equipment	(60.3)	(42.4)
Interest proceeds on swaps designated as net investment hedges	7.1	7.3
Other investing activities, net	(0.5)	0.8
Cash used for investing activities	(91.3)	(34.3)
Financing activities:
Proceeds from long-term borrowings	—	500.0
Payments on short-term borrowings	(41.1)	(18.6)
Payments on long-term borrowings	(14.2)	(313.1)
Financing-related costs	(2.5)	(6.0)
Purchases of common stock	(123.7)	(0.9)
Net cash flows associated with stock-based awards	12.8	0.3
Purchase of noncontrolling interests	—	(1.6)
Other financing activities, net	(1.2)	(1.0)
Cash (used for) provided by financing activities	(169.9)	159.1
(Decrease) increase in cash	(114.1)	122.3
Effect of exchange rate changes on cash	(8.4)	(16.3)
Cash at beginning of period	1,364.0	1,020.5
Cash at end of period	$1,241.5	$1,126.5

Cash at end of period reconciliation:
Cash and cash equivalents	$1,230.9	$1,123.6
Restricted cash	10.6	2.9
Cash at end of period	$1,241.5	$1,126.5

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income (loss) from operations	$190.4	$(64.5)	$243.0	$0.6
Other income, net	(8.1)	(2.2)	(8.5)	(1.4)
Total	198.5	(62.3)	251.5	2.0
Debt extinguishment and refinancing related costs (a)	0.2	—	0.2	2.4
Termination benefits and other employee related costs (b)	22.7	15.2	25.5	34.7
Strategic review and retention costs (c)	2.2	6.7	7.6	18.2
Offering and transactional costs (d)	1.4	0.1	1.6	0.2
Impairment charges(e)	—	2.7	—	3.2
Pension special events (f)	—	(0.6)	—	(1.8)
Accelerated depreciation (g)	0.6	0.4	1.2	8.5
Indemnity income (h)	(0.1)	—	(0.1)	—
Operational matter (i)	(71.8)	—	22.6	—
Brazil indirect tax (j)	(8.3)	—	(8.3)	—
Step-up depreciation and amortization (k)	28.0	26.2	54.4	53.7
Adjusted EBIT	$173.4	$(11.6)	$356.2	$121.1

Segment Adjusted EBIT:
Performance Coatings	$139.7	$1.5	$256.9	$80.9
Mobility Coatings	5.7	(39.3)	44.9	(13.5)
Total	145.4	(37.8)	301.8	67.4
Step-up depreciation and amortization (k)	28.0	26.2	54.4	53.7
Adjusted EBIT	$173.4	$(11.6)	$356.2	$121.1

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months, ending September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other income, net.

(k)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income (loss) for the periods presented (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$126.4	$(83.2)	$142.1	$(30.8)
Less: Net (loss) income attributable to noncontrolling interests	—	(0.4)	0.5	(0.2)
Net income (loss) attributable to controlling interests	126.4	(82.8)	141.6	(30.6)
Debt extinguishment and refinancing related costs (a)	0.2	—	0.2	2.4
Termination benefits and other employee related costs (b)	22.7	15.2	25.5	34.7
Strategic review and retention costs (c)	2.2	6.7	7.6	18.2
Offering and transactional costs (d)	1.4	0.1	1.6	0.2
Impairment charges(e)	—	2.7	—	3.2
Pension special events (f)	—	(0.6)	—	(1.8)
Accelerated depreciation (g)	0.6	0.4	1.2	8.5
Indemnity income (h)	(0.1)	—	(0.1)	—
Operational matter (i)	(71.8)	—	22.6	—
Brazil indirect tax (j)	(8.3)	—	(8.3)	—
Step-up depreciation and amortization (k)	28.0	26.2	54.4	53.7
Total adjustments	(25.1)	50.7	104.7	119.1
Income tax provision impacts (l)	(10.8)	2.8	16.8	49.6
Adjusted net income (loss)	$112.1	$(34.9)	$229.5	$38.9
Diluted adjusted net income (loss) per share	$0.48	$(0.15)	$0.98	$0.16
Diluted weighted average shares outstanding (1)	233.5	235.2	234.1	235.8
(1)    For the six months ended June 30, 2020, the diluted weighted average shares outstanding represents the diluted share count if the period had been in a net income position, compared to 235.1 million diluted shares reported.

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months, ending September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance.

(f)	Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

(g)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(h)	Represents indemnity income associated with acquisitions, which we do not consider indicative of our ongoing operating performance.

(i)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(j)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other income, net.

(k)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(l)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were expenses of $2.1 million, $3.8 million, $3.4 million and benefits of $30.5 million for the three month and six months ended June 30, 2021 and 2020, respectively. The tax benefits for the six months ended June 30, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The tax expenses for the six months ended June 30, 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute is realized.

The following table reconciles cash provided by (used for) operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020	2021	2020
Cash provided by (used for) operating activities	$39.6	$(0.8)	$107.5	$(1.7)	$147.1	$(2.5)
Purchase of property, plant and equipment	(31.8)	(22.7)	(28.5)	(19.7)	(60.3)	(42.4)
Interest proceeds on swaps designated as net investment hedges	3.5	3.7	3.6	3.6	7.1	7.3
Free cash flow	$11.3	$(19.8)	$82.6	$(17.8)	$93.9	$(37.6)

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Three Months Ended June 30,		Twelve Months Ended June 30, 2021		Six Months Ended June 30,		Year Ended December 31, 2020
	2021	2020			2021	2020
Net income (loss)	$126.4	$(83.2)	$294.9		$142.1	$(30.8)	$122.0
Interest expense, net	33.4	36.1	144.2		66.9	72.6	149.9
Provision (benefit) for income taxes	38.7	(15.2)	82.5		42.5	(39.8)	0.2
Depreciation and amortization	79.0	76.6	312.5		155.4	163.2	320.3
EBITDA	277.5	14.3	834.1		406.9	165.2	592.4
Debt extinguishment and refinancing related costs (a)	0.2	—	32.2		0.2	2.4	34.4
Termination benefits and other employee related costs (b)	22.7	15.2	65.7		25.5	34.7	74.9
Strategic review and retention costs (c)	2.2	6.7	20.1		7.6	18.2	30.7
Offering and transactional costs (d)	1.4	0.1	1.7		1.6	0.2	0.3
Impairment charges(e)	—	2.7	2.5		—	3.2	5.7
Foreign exchange remeasurement losses (f)	1.8	(0.3)	8.8		3.6	2.0	7.2
Long-term employee benefit plan adjustments (g)	(0.3)	(0.6)	1.1		(0.5)	(1.7)	(0.1)
Stock-based compensation (h)	4.2	6.1	11.7		7.8	11.2	15.1
Dividends in respect of noncontrolling interest (i)	—	—	(1.1)		(0.7)	(0.5)	(0.9)
Operational matter(j)	(71.8)	—	22.6		22.6	—	—
Brazil indirect tax(k)	(8.3)	—	(8.3)		(8.3)	—	—
Other adjustments (l)	0.1	(0.1)	0.4		0.1	0.1	0.4
Adjusted EBITDA	$229.7	$44.1	$991.5		$466.4	$235.0	$760.1

Adjusted EBITDA to interest expense coverage ratio			6.9	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees which will be earned over a period of 18-24 months, ending September 2021. These amounts are not considered indicative of our ongoing performance.

(d)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(e)	Represents impairment charges, which are not considered indicative of our ongoing performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not 100% owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(j)	Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative to our ongoing operating performance.

(k)	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other income, net.

(l)	Represents certain non-operational or non-cash gains and losses unrelated to our core business and which we do not consider indicative of ongoing operations, including indemnity (income) losses associated with the acquisition by Axalta of the DuPont Performance Coatings business, gains and losses from the sale and disposal of property, plant and equipment, gains and losses from the remaining foreign currency derivative instruments and from non-cash fair value inventory adjustments associated with our business combinations.